UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 25)*

INTERNATIONAL SPEEDWAY CORPORATION
(Name of Issuer)
CLASS B COMMON STOCK $.01 PAR VALUE (FORMERLY COMMON STOCK - $.10 PAR VALUE)*
(Title of Class of Securities)
460335-30-0 (FORMERLY 460335)*
(CUSIP Number) Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [ ] Rule 13d-1(b) [ ] Rule 13d-1(c) [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 460335-30-0		Page 2 of 48

1)	Names of Reporting Persons
	James C. France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 3 of 48

1)	Names of Reporting Persons
	2010 BJF Descendants Trust B

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 4 of 48

1)	Names of Reporting Persons
	Sharon M. France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 5 of 48

1)	Names of Reporting Persons
	Lesa D. France Kennedy

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 6 of 48

1)	Names of Reporting Persons
	Brian Z. France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 7 of 48

1)	Names of Reporting Persons
	Jamison C. France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 8 of 48

1)	Names of Reporting Persons
	Jennifer France Bates

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 9 of 48

1)	Names of Reporting Persons
	Amy L. France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 10 of 48

1)	Names of Reporting Persons
	Benjamin Z. Kennedy

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 11 of 48

1)	Names of Reporting Persons
	Automotive Research Bureau, Inc. (ARB)

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	FLORIDA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 12 of 48

1)	Names of Reporting Persons
	Western Opportunity Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	FLORIDA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 13 of 48

1)	Names of Reporting Persons
	Sierra Central, LLC

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	FLORIDA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 14 of 48

1)	Names of Reporting Persons
	Principal Investor Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	FLORIDA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 15 of 48

1)	Names of Reporting Persons
	Carl Investment Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 16 of 48

1)	Names of Reporting Persons
	Quaternary Investment Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 17 of 48

1)	Names of Reporting Persons
	J Holder Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 18 of 48

1)	Names of Reporting Persons
	J Holder Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 19 of 48

1)	Names of Reporting Persons
	JA Holder Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 20 of 48

1)	Names of Reporting Persons
	JA Holder Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	CON

CUSIP No. 460335-30-0		Page 21 of 48

1)	Names of Reporting Persons
	AL Holder Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 22 of 48

1)	Names of Reporting Persons
	AL Holder Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 23 of 48

1)	Names of Reporting Persons
	BBL Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 24 of 48

1)	Names of Reporting Persons
	BBL Company

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 25 of 48

1)	Names of Reporting Persons
	WCF Family I, Inc.

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	DELAWARE

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	CO

CUSIP No. 460335-30-0		Page 26 of 48

1)	Names of Reporting Persons
	Carl Two Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 27 of 48

1)	Names of Reporting Persons
	Carl Two, LLC

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 28 of 48

1)	Names of Reporting Persons
	Jayce Camron France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 29 of 48

1)	Names of Reporting Persons
	Lauren Dare France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 30 of 48

1)	Names of Reporting Persons
	Madeline Gray Bates

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 31 of 48

1)	Names of Reporting Persons
	William Carter France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 32 of 48

1)	Names of Reporting Persons
	Amelia Lea Bates

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 33 of 48

1)	Names of Reporting Persons
	WCF Family Trust 2004

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 34 of 48

1)	Names of Reporting Persons
	BJF Silver State Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 35 of 48

1)	Names of Reporting Persons
	Elizabeth Anne Bates

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 36 of 48

1)	Names of Reporting Persons
	Luke Zachary France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 37 of 48

1)	Names of Reporting Persons
	Carl Three Limited Partnership

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	PN

CUSIP No. 460335-30-0		Page 38 of 48

1)	Names of Reporting Persons
	Carl Three, LLC

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 39 of 48

1)	Names of Reporting Persons
	BJF Nevada, LLC

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	NEVADA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 40 of 48

1)	Names of Reporting Persons
	Meadow Jane France

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

CUSIP No. 460335-30-0		Page 41 of 48

1)	Names of Reporting Persons
	2010 BJF Descendants Trust B Non-Exempt

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 42 of 48

1)	Names of Reporting Persons
	2009 BJF Descendants Trust L

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 43 of 48

1)	Names of Reporting Persons
	2009 BJF Descendants Trust L Non-Exempt

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 44 of 48

1)	Names of Reporting Persons
	2011 BJF Descendants Trust L2

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	OO

CUSIP No. 460335-30-0		Page 45 of 48

1)	Names of Reporting Persons
	Richard Kole Helton

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a) [x]
	(b) [ ]

3)	SEC Use Only

4)	Citizenship or Place of Organization	USA

Number of Shares Beneficially Owned By Each Reporting Person With:	(5) Sole Voting Power	0

	(6) Shared Voting Power	18,181,913

	(7) Sole Dispositive Power	0

	(8) Shared Dispositive Power	18,181,913

9)	Aggregate Amount Beneficially Owned by Each Reporting Person	18,181,913

10)	Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions)	[ ]

11)	Percent of Class Represented by Amount in Row 9	92.57%

12)	Type of Reporting Person (See Instructions)	IN

Item 1(a)
Name of Issuer:	International Speedway Corporation
Item 1(b)
Address of Issuer's Principal Executive Offices:
One Daytona Boulevard, Daytona Beach, Florida 32114
Item 2(a)
Name of Person Filing:
This portion of the Schedule 13G is amended by adding the information contained in Item 1 of the copies of the second part of the cover page which is incorporated herein by reference.
Item 2(b)
Address of Principal Business Office or, if none, Residence:

The address of the principal business office of William C. France Family Trust dated 11/4/2004 is Attn: Random R. Burnett, 825 Ballough Road, Suite 410, Daytona Beach, FL 32114.

The address of the principal business office of BJF Silver State Limited Partnership and BJF Nevada, LLC is PO Box 9535, Daytona Beach, FL 32120-9535.

The address of the principal business office of BJF 2009 Descendants Trust L, BJF 2009 Descendants Trust L Non-Exempt, 2010 BJF Descendants Trust B, 2010 BJF Descendants Trust B Non-Exempt, and BJF 2011 Descendants Trust L2 is 300 A Street, Suite 200 Anchorage, AK 99503.

The address of the principal business office of Automotive Research Bureau, Inc, Brian Z. France, Lauren Dare France, William Carter France, Luke Zachary France, Meadow Jane France and WCF Family I, Inc. is 1 Daytona Boulevard, Daytona Beach, FL 32114.

The address of the principal business office of the other members of the France Family Group not listed in the preceding paragraphs is is c/o Robert F. Thomson II, CPA, 1201 South Orlando Avenue, Suite 370, Winter Park, Florida 32789.

Item 2(c)
Citizenship:
This portion of the Schedule 13G is amended by adding the information contained in Item 4 of the copies of the second part of the cover page which is incorporated herein by reference.
Item 2(d)
Title of Class of Securities:
Class B Common Stock
Item 2(e)
CUSIP Number:	460355-30-0

Item 3
This item is inapplicable.
Item 4
Ownership.
(a) Amount Beneficially Owned:	18,181,913

(b) Percent of Class:	92.57%

(c) Number of Shares as to which such person has:
(i) sole power to vote or direct the vote	0
(ii) shared power to vote or direct the vote	18,181,913
(iii) sole power to dispose or to direct the disposition of	0
(iv) shared power to dispose or to direct the disposition of	18,181,913
Item 5
Ownership of Five Percent of Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

This item is inapplicable.
Item 6
Ownership of More than Five Percent on Behalf of Another Person.
No person, other than the members of the group, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.
Item 7
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
This item is inapplicable.
Item 8
Identification and Classification of Members of the Group.

A group has filed this schedule amendment which has been prepared on behalf of the group consisting of the persons identified in Item 1 of the copies of the second part of the cover pages in this amendment and the identity of each member of the group is as shown. The exact amount and nature of each member's holdings are as shown in their Section 16 filings

Item 9
Notice of Dissolution of Group.
This item is inapplicable.
Item 10
Certification.
This item is inapplicable.

Signatures
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2019

/s/ W. Garrett Crotty

Signature
W. Garrett Crotty as attorney in fact for all members of the France Family Group pursuant to powers of attorney previously filed with the Commission.